Exhibit 10.2

April 14, 2006

Mr. Paul V. Cusick, Jr.
66 Edmunds Road
Wellesley, MA 02482

Dear Paul:
     This letter will serve to confirm our discussions and agreement regarding your future role with the Company.
     You have indicated your desire to limit your business activities in anticipation of your full retirement when you reach age 65. As you of course know, we will publicly announce a search for a replacement Chief Financial Officer of the Company shortly. You will be deeply involved in that search, and your efforts to assist that individual in getting oriented will obviously be critical. It is expected that you will remain in full time employ of the Company until the successful conclusion of the search and our hiring of a new CFO. You will enter into a Consultancy Agreement with the Company which will begin when the new CFO is in place and continue until you reach age 65. The terms of the Consultancy Agreement will include an annual consulting fee of $85,000 a year. The Agreement will also provide for the continued availability of an office and executive secretarial services and reimbursement of all business related expenses incurred by you during the term of your consultancy. You will undertake confidentiality and noncompetition constraints in the Agreement.
     The Company has benefited from your long and valuable service, and we look forward to continuation of your valuable services in this new form.

Very truly yours, CENTURY BANCORP, INC.
/s/ Marshall M. Sloane
Marshall M. Sloane, Chairman of the Board

Accepted and Agreed:

By:	/s/ Paul V. Cusick, Jr.
Paul V. Cusick, Jr.